Exhibit 12.3

STEVENS & LEE

100 Lenox Drive, Suite 200
Lawrenceville, NJ  08648
(609) 243-9111 Fax (609) 243-9333
www.stevenslee.com

January 5, 2018

Board of Directors

Liberty Bell Bank

145 North Maple Ave.

Marlton, NJ 08053

Re:                             Merger of Liberty Bell Bank with and into The Bank of Delmarva

Ladies and Gentlemen:

We have been requested to provide this opinion concerning matters of U.S. federal income tax law in connection with the proposed merger (the “Merger”) pursuant to which Liberty Bell Bank, a New Jersey chartered commercial bank (“Liberty”), will merge with and into The Bank of Delmarva, a Delaware chartered commercial bank (“Delmarva”) and wholly-owned subsidiary of Delmar Bancorp, a Maryland corporation (“Delmar”), pursuant to the Agreement of Merger, dated as of July 20, 2017, by and among Liberty, Delmar, and Delmarva (the “Merger Agreement”).  The Merger is further described in the Form 1-A Offering Statement filed with the Securities and Exchange Commission (the “Offering Statement”), including the exhibits attached thereto.  This opinion is being provided solely in connection with the filing of the Offering Statement with the Securities and Exchange Commission with respect to the Merger.

The Merger is structured, and will be completed, as a statutory merger of Liberty with and into Delmarva, with Delmarva surviving the Merger, for the consideration payable to Liberty shareholders as described in Article II of the Merger Agreement.

We have acted as counsel to Liberty in connection with the Merger.  As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1.  the Offering Statement;

2.  the Merger Agreement;

Philadelphia    •    Reading    •    Valley Forge    •    Allentown     •    Harrisburg    •    Lancaster    •    Scranton

Wilkes-Barre       •       Princeton       •       Charleston        •       New York        •       Wilmington

Richard J. Pinto, NJ Managing Shareholder

A PA PROFESSIONAL CORPORATION

3.  the representations and certifications made to us by Delmar, Delmarva, and Liberty (the “Tax Certificates”); and

4.  such other instruments and documents related to Delmar, Delmarva, and Liberty as we have deemed necessary or appropriate.

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1.  original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time, as defined in the Merger Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.  any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant; and

3.  the Merger will be consummated pursuant to the Merger Agreement and will be effective under all state and such other laws as may be applicable to the Merger.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), it is our opinion that, under current law, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (“Service”) and existing court decisions, any of which could be changed at any time.  Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above.

As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger.  In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction.  If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part.  You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

As stated above, this opinion is being delivered to the Board of Directors of Liberty solely for the purpose of being included as an exhibit to the Offering Statement.  We consent to the filing of this opinion as an exhibit to the Offering Statement and to the use of our name in the Offering Statement wherever it appears.  In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ STEVENS & LEE, P. C.